                                                                   Exhibit 10.10

                                                                  Execution Copy

                          COMMON FACILITIES AGREEMENT

                           Dated as of April 16, 1999

                                By and Between

                     THE PEOPLES GAS LIGHT AND COKE COMPANY

                                      and

                               ELWOOD ENERGY LLC

                          COMMON FACILITIES AGREEMENT
                          ---------------------------


     This Common Facilities Agreement (the "Agreement") is made and entered into as of April 16, 1999 (the "Effective Date") by and between The Peoples Gas Light and Coke Company, an Illinois corporation ("Peoples"), and Elwood Energy LLC, a Delaware limited liability company ("Elwood").

                                    RECITALS
                                    --------

     A. Peoples owns approximately 274 acres of real property in Elwood, Illinois legally described on Exhibit A-1 (the "Property").

     B. Peoples and Elwood have entered into the Ground Lease dated September 30, 1998, as amended (the "Ground Lease"), pursuant to which Peoples has leased to Elwood approximately 21.465 acres of land, together with the improvements located thereon, which land is legally described in Exhibit A-2 (the "Premises"). The Property other than the Premises is sometimes referred to herein as the "McDowell Energy Center".

     C. Elwood intends to own, acquire, construct, lease, develop, permit, operate, finance and manage a 600 MW simple cycle peaking power generating facility and related assets, and up to 2500 MW of additional combined cycle and simple cycle power generating facilities and related assets, on the Premises and adjacent properties (such 600 MW facility and such other 2500 MW facilities, collectively the "Facility").

     D. Elwood and Peoples desire to set forth their mutual agreement with respect to the shared use of certain facilities on the Property (the "Services") and the sharing of the costs and expenses with respect thereto by Elwood, Peoples and any tenants of Peoples.

     NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Peoples and Elwood agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     Defined Terms. Unless the context otherwise requires, capitalized terms
     -------------
used in this Agreement shall have the meanings ascribed below, terms used in the singular shall include the plural; references to "Sections," "Exhibits" or "Appendices" are to sections, exhibits or appendices of this Agreement; a reference to a given agreement or instrument or to a Law is a reference to that agreement or instrument or Law, and the regulations promulgated thereunder, as amended, modified or supplemented from time to time; the words "include", "includes" and "including" are not limiting; the words "hereof", "herein" or "hereunder" and words of similar impact refer to this Agreement as a whole and not to any particular provision; and a reference to a Person includes permitted successors and assigns.

     "Affiliate" of a specified Person means any other Person that directly, or
      ---------
indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, "control," "controlled by" and "under common control with" with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agreement" means this Common Facilities Agreement, including all exhibits,
      ---------
appendices, attachments and amendments hereto.

     "Base Index" means the GDPIPD published for the calendar quarter
      ----------
immediately prior to the Effective Date.

     "Billing Period" means each calendar month; except that, in the event that
      --------------
the Effective Date or the Termination Date occurs on a day other than the first day of a calendar month, "Billing Period" shall mean, for such month or months only, the period from the Effective Date through the end of the calendar month during which the Effective Date occurs or the period from the beginning of the calendar month during which the Termination Date occurs through the Termination Date, respectively.

     "Blowdown Water" means water discharged from the Facility's inlet air
      --------------
coolers that meets the quantity and quality specifications set forth in Appendix D.

     "Construction Contracts" means the Agreement for Engineering, Procurement,
      ----------------------
Construction, & Installation Services for the Elwood Generation Facility dated July 23, 1998 between General Electric Company, a New York corporation ("GE"), and Elwood and the Agreement For Engineering, Procurement, Construction & Installation Services for the Elwood Generation Facility Phase II Units 3 & 4 dated September 25, 1998 between GE and Elwood.

     "Contract Year" means: (i) for the first Contract Year, that period from
      -------------
the Effective Date to and including December 31 of such year; and (ii) for each Contract Year thereafter, the calendar year.

     "Effective Date" has the meaning set forth in the introductory paragraph
      --------------
hereof.

     "Elwood" has the meaning set forth in the introductory paragraph hereof.
      ------

     "Elwood's Fire Protection System" means the fire pumps, water pipes, fire
      -------------------------------
hydrants, sprinkler heads and other equipment to be installed by or on behalf of Elwood at the Facility used to protect Elwood's employees and the Facility from harm due to fire, as more fully described in Appendix B.

     "Facility" has the meaning set forth in the Recitals.
      --------

     "Fee" means, with respect to each Service, the charge therefor set forth in
      ---
the applicable Appendix to this Agreement by the Party receiving such Service.

     "Final Acceptance" has the meaning set forth in the Construction Contracts.
      ----------------

     "Financing Documents" means the loan agreements, notes, indentures,
      -------------------
security agreements and other documents, if any, relating to the financing (including refinancing) of the Facility, the Property, the McDowell Energy Center or any part thereof.

     "Fire Protection Water" means water to be supplied by Peoples to Elwood for
      ---------------------
the operation of Elwood's Fire Protection System that meets the quantity and quality specifications set forth in Appendix B. Fire Protection Water may be supplied from wells operated by Peoples, or such other sources as Peoples may determine from time to time in its sole discretion.

     "Force Majeure Event" has the meaning set forth in Section 8.1.
      -------------------

     "GDPIPD" means the final Gross Domestic Product Implicit Price Deflator
      ------
Index published for each quarter by the United States Department of Commerce, or, if such index is discontinued, such other comparable replacement index as the parties designate.

     "Governmental Authority" means any national, state or local government
      ----------------------
(whether domestic or foreign), any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, body, agency, court or arbitrator with authority and valid jurisdiction to bind a party at law.

     "Ground Lease" has the meaning set forth in the Recitals.
      ------------

     "Law" means any applicable statute, law, ordinance, code, rule, Permit,
      ---
regulation, interpretation, judgment, decree, decision or order of any Governmental Authority.

     "Lender" means (i) any Person that, from time to time, has made loans to
      ------
Elwood or Peoples or their respective permitted successors or permitted assigns for the financing or refinancing of the Facility, the Property or the McDowell Energy Center or which are secured thereby, (ii) the holders of indebtedness evidencing any such loans, (iii) any Person acting on behalf of such lender(s) to whom any lenders' rights under financing documents have been transferred, any trustee on behalf of any such lenders, and any Person subrogated to the rights of the lenders, or (iv) any Person who purchases the Facility or the McDowell Energy Center in a sale-leaseback financing in which the seller thereof leases back the Facility or the McDowell Energy Center (as the case may be), or any Lender to such Person.

     "Material Adverse Effect" means (i) any material adverse effect on the
      -----------------------
McDowell Energy Center or the Facility, (ii) any material adverse effect on the operation or utilization of the McDowell Energy Center or the Facility, or (iii) a material adverse effect on the rights or remedies of a Party under this Agreement, the Ground Lease or the Purchase and Sale Agreement.

     "Operating Agreement" means the Operating Agreement of Elwood dated July
      -------------------
23, 1998 between Peoples Elwood, LLC, a Delaware limited liability company, and Dominion Elwood, Inc., a Delaware corporation.

     "Party" means either Peoples or Elwood.
      -----

     "Payment Due Date" has the meaning set forth in Section 5.1.
      ----------------

     "Peoples" has the meaning set forth in the introductory paragraph hereof.
      -------

     "Peoples' Fire Protection System" means Peoples' tanks, fire pumps, water
      -------------------------------
pipes, fire hydrants, wells, sprinkler heads and other equipment existing at the McDowell Energy Center on the Peoples side of the Point of Interconnection used to protect Peoples' employees and the McDowell Energy Center from harm due to fire, as altered, modified or replaced from time to time.

     "Permits" means all applicable permits, licenses, approvals,
      -------
authorizations, consents, exemptions, waivers, variances, or filings with or otherwise issued by a Governmental Authority.

     "Person" means any individual, partnership, corporation, association,
      ------
business trust, limited liability company, government or political subdivision thereof, governmental agency or other entity.

     "Point of Interconnection" means either (i) the point of interconnection of
      ------------------------
Elwood's Service Water system and Peoples' Service Water system described in Appendix A, (ii) the point of interconnection of Elwood's Fire Protection System and Peoples' Fire Protection System described in Appendix B, (iii) the point of interconnection of Elwood's Storm Water discharge system and Peoples' Storm Water discharge system described in Appendix C, or (iv) the point of interconnection of Elwood's Blowdown Water discharge system and Peoples' Storm Water discharge system described in Appendix D, as the context requires.

     "Premises" has the meaning set forth in the Recitals.
      --------

     "Project Documents" means the Ground Lease, the Purchase and Sale
      -----------------
Agreement, Financing Documents, the Operating Agreement, and any operation and maintenance agreements executed in connection with the Facility and the Construction.

     "Prudent Operating Practice" means, with respect to the Services to be
      --------------------------
provided under this Agreement, the reasonable practices, methods, and acts which
(i) are commonly used to operate and maintain facilities such as the McDowell Energy Center safely, reliably and efficiently and in compliance with applicable Laws, and (ii) at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have been expected to accomplish the desired result safely, reliably and efficiently in a manner consistent with applicable Law and this Agreement.

     "Purchase and Sale Agreement" means a Purchase and Sale Agreement, and any
      ---------------------------
amendments thereto, in the form attached as Exhibit C to the Ground Lease at such time as it is executed by and between Elwood and Peoples.

     "Reference Index" means, for any Contract Year, the GDPIPD published for
      ---------------
the calendar quarter immediately prior to the first day of such Contract Year.

     "Services" has the meaning set forth in Recital D.
      --------

     "Service Water" means untreated water from wells on Peoples' property or
      -------------
from such other source(s) that Peoples may develop.

     "Storm Water" means surface runoff from precipitation of any form
      -----------
discharged from the Facility at one or more Points of Interconnection described on Appendix C to People's storm water system that meets the quality specifications in Appendix C.

     "Term" has the meaning set forth in Section 3.1.
      ----

     "Termination Date" means December 31, 2028 unless this Agreement is
      ----------------
terminated earlier in accordance with the provisions of Article VII in which case "Termination Date" means the date this Agreement terminates under such
Article VII.


                                   ARTICLE II
                     SERVICES PROVIDED BY PEOPLES TO ELWOOD

     Subject to the terms and conditions of this Agreement and for the compensation set forth in Article V, commencing on the Effective Date and continuing through the Termination Date, Peoples agrees to provide the following Services to Elwood, and Elwood agrees to purchase the Services from Peoples:

     Section 2.1  Service Water
                  -------------

       (a) Peoples' Responsibilities.  Commencing April 1, 1999 Peoples shall
           -------------------------
use best efforts to provide Service Water at the Point of Interconnection and pursuant to the quality, quantity and other specifications set forth in Appendix A.

       Peoples shall own, operate and maintain in accordance with applicable Law and Prudent Operating Practice such facilities on its side of the applicable Point of Interconnection as are necessary to provide Service Water to Elwood in accordance with this Agreement. Peoples shall be responsible for obtaining and maintaining all Permits that are necessary for the operation of the wells and other water supply sources and the provision of Service Water hereunder.
Peoples shall not take any action or use or permit the use of its wells and other water supply sources in any manner which would cause a violation or breach of, or cause the loss or termination of or failure to renew or (re)issue, any Permits and approvals obtained or required to be obtained in connection with the provision of Services under this Section 2.1. Peoples shall not amend or modify any of such Permits without the consent of Elwood, which consent shall not be unreasonably withheld or delayed (and which shall be deemed given unless Elwood notifies Peoples of its decision to refuse consent within 30 days of Peoples request).

     (b) Elwood's Responsibilities.  Elwood shall be responsible at its sole
         -------------------------
cost and expense for the design, construction and installation of Elwood's Service Water system, including physically connecting Elwood's Service Water system with Peoples' Service Water system at the Point of Interconnection, all in accordance with Prudent Operating Practice. The work for such physical connection shall be conducted in a manner and at times reasonably acceptable to Peoples, and Elwood shall provide to Peoples any and all schedules, advance notices and other information that Peoples' representatives may request concerning such work. Prior to construction of the Point of Interconnection, Elwood shall submit to Peoples for Peoples' approval, which shall not be unreasonably withheld or delayed (and which shall be deemed given unless Peoples notifies Elwood of its decision to refuse consent within 30 days of Elwood's request), all design drawings for the Point of Interconnection. Upon completion of construction of the Point of Interconnection and Elwood's Service Water system, Elwood shall provide Peoples with a copy of "as-built" engineering drawings of the Point of Interconnection and Elwood's Service Water system. Elwood shall be responsible for the maintenance of Elwood's Service Water system at its sole cost and expense, except with respect to Peoples' obligations expressly set forth in Section 2.1(a). Elwood shall not take any action or use or permit the use of Elwood's Service Water system in any manner which would cause a violation or breach of, or cause the loss or termination of or failure to renew or (re)issue, any Permits and approvals obtained or required to be obtained in connection with Peoples' Service Water system or Peoples' provision of Services under Section 2.1(a).

     (c) Termination.  Notwithstanding anything contained herein to the
         -----------
contrary, Peoples may terminate the provision of Service under this Section 2.1 without liability and without need to show cause by a notice in writing pursuant to Article XIII of this Agreement at least twelve (12) months before the effective date of such termination.

     Section 2.2  Fire Protection Water
                  ---------------------

          (a) Peoples' Responsibilities.  Commencing on the later of April 1,
              -------------------------
1999 and the date on which Elwood has connected Elwood's Fire Protection System to Peoples' Fire Protection System at the Point of Interconnection, Peoples shall use best efforts to provide Fire Protection Water to Elwood at the Point of Interconnection and pursuant to the quality, quantity and other specifications set forth in Appendix B.

          Peoples shall own, operate, and maintain Peoples' Fire Protection System and any wells or other sources of Fire Protection Water in accordance with all applicable Laws and Prudent Operating Practice. Peoples shall be responsible for obtaining and maintaining all Permits that are necessary for the operation of Peoples' Fire Protection System and the provision of Fire Protection Water to Elwood's Fire Protection System hereunder. Peoples shall not take any action or use or permit the use of Peoples' Fire Protection System in any manner which would cause a violation or breach of, or cause the loss or termination of or failure to renew or (re)issue, any Permits and approvals obtained or required to be obtained in connection with the intended use by Elwood of Elwood's Fire Protection System or Peoples' provision of Services under this Section 2.2. Peoples shall not amend or modify any of such Permits without the consent of Elwood, which consent shall not be unreasonably withheld or delayed (and which shall be deemed given unless Elwood notifies Peoples of its decision to refuse consent within 30 days of Peoples request).

          (b) Elwood's Responsibilities.  Elwood shall be responsible at its
              -------------------------
sole cost and expense for the design, construction and installation of Elwood's Fire Protection System, including physically connecting Elwood's Fire Protection System with Peoples' Fire Protection System at the Point of Interconnection, all in accordance with Prudent Operating Practice. The work for such physical connection shall be conducted in a manner and at times reasonably acceptable to Peoples, and Elwood shall provide to Peoples any and all schedules, advance notices and other information that Peoples' representatives may request concerning such work. Prior to construction of the Point of Interconnection, Elwood shall submit to Peoples for Peoples' approval (which shall not be unreasonably withheld or delayed and which shall be deemed given unless Peoples notifies Elwood of its decision to refuse consent within 30 days of Elwood's request) all design drawings for the Point of Interconnection. Upon completion of construction of the Point of Interconnection and Elwood's Fire Protection System, Elwood shall provide Peoples with a copy of "as-built" engineering drawings of the Point of Interconnection and Elwood's Fire Protection System. Elwood shall be responsible for the maintenance of Elwood's Fire Protection System at its sole cost and expense, except with respect to Peoples' obligations expressly set forth in this Section 2.2. Elwood shall not take any action or use or permit the use of Elwood's Fire Protection System in any manner which would cause a violation or breach of, or cause the loss or termination of or failure to renew or (re)issue, any Permits and approvals obtained or required to be obtained in connection with Peoples' Fire Protection System or Peoples' provision of Services under this Section 2.2.

          (c) Alterations or Improvements to the McDowell Energy Center.   If
              ---------------------------------------------------------
Peoples desires to make alterations or improvements to the existing McDowell Energy Center which would result in Fire Protection Water being inadequate to meet the requirements for operation of both the McDowell Energy Center and the Facility, Peoples shall provide Elwood with written notice eighteen (18) months in advance of the date that either Elwood's Fire Protection System or Peoples' Fire Protection System will become inadequate. Upon receiving such notice, Elwood shall have the option of installing its own modifications to Elwood's Fire Protection System (including procuring its own Fire Protection Water) or equitably sharing in the expenses for such alterations or improvements as are necessary and mutually acceptable to the Parties to meet the needs of both the McDowell Energy Center and the Facility and modifying the prices set forth in Appendix B to reflect such equitable sharing.

          (d) Termination.  Notwithstanding anything contained herein to the
              -----------
contrary, Peoples may terminate the provision of Service under this Section 2.2 without liability and without need to show cause by a notice in writing pursuant to Article XIII of this Agreement at least eighteen (18) months before the effective date of such termination.

     Section 2.3  Storm Water
                  -----------

          (a) Elwood's Responsibilities.  Elwood has caused, at its sole cost
              -------------------------
and expense, a storm water retention pond and associated facilities to be constructed for its own use in accordance with the requirements of this Agreement and good engineering practice, in a lien free manner, at a site on the McDowell Energy Center identified on Appendix C (the "Retention Pond"). Elwood shall be responsible at its sole cost and expense for the design, construction and installation of Elwood's Storm Water discharge system, including physically connecting Elwood's Storm Water discharge system with Peoples' Storm Water discharge system at the Point of Interconnection, all in accordance with Prudent Operating Practice. The work for such physical connection shall be conducted in a manner and at times reasonably acceptable to Peoples, and Elwood shall provide to Peoples any and all schedules, advance notices and other information that Peoples' representatives may request concerning such work. Prior to construction of the Point of Interconnection, Elwood shall submit to Peoples for Peoples' approval, which shall not be unreasonably withheld or delayed (and which shall be deemed given unless Peoples notifies Elwood of its decision to refuse consent within 30 days of Elwood's request), all design drawings for the Point of Interconnection. Upon completion of construction of the Point of Interconnection and Elwood's Storm Water discharge system, Elwood shall provide Peoples with a copy of "as-built" engineering drawings of the Point of Interconnection and Elwood's Storm Water discharge system. Elwood shall be responsible for the maintenance of Elwood's Storm Water discharge system at its sole cost and expense, except with respect to Peoples' obligations expressly set forth in this Section 2.3. Elwood shall not take any action or use or permit the use of Elwood's Storm Water discharge system in any manner which would cause a violation or breach of, or cause the loss or termination of or failure to renew or (re)issue, any Permits and approvals obtained or required to be obtained in connection with Peoples' Storm Water discharge system or Peoples' provision of Services under this Section 2.3.

          Elwood shall have the right to discharge its Storm Water into Peoples' Storm Water discharge system provided such Storm Water meets the specifications set forth in Appendix C. Elwood shall own, operate or maintain at its sole expense, such equipment as is necessary to ensure that the Storm Water delivered to Peoples meets the quality specifications set forth in Appendix C. To the fullest extent permitted by Law, Elwood hereby agrees to indemnify, save and hold Peoples and its Affiliates harmless from all costs, expenses (including reasonable attorneys' fees and court costs), losses (including the loss of any Permits), damages, fines and penalties arising out of any claims, demands and causes of action which may be asserted by any Person directly or indirectly resulting from Elwood's failure to discharge Storm Water that meets the requirements of Appendix C.

          (b) Peoples' Responsibilities. Peoples shall accept and dispose of
              -------------------------
Storm Water that is delivered by Elwood to Peoples at the Point of Interconnection which meets the requirements set forth in Appendix C in accordance with applicable Law and Prudent Operating Practice. Peoples shall not be required to accept or dispose of Storm Water that fails to conform to the specifications set forth in Appendix C.

          Peoples shall be responsible for obtaining and maintaining all Permits that are necessary for the acceptance and disposal of Elwood's Storm Water that meets the specifications set forth in Appendix C. Peoples shall also use best efforts to provide that Elwood's Storm Water is authorized under such Permits. Peoples shall not take any action or use or permit the use of its Storm Water discharge system in any manner which would cause a violation or breach of, or cause the loss or termination of or failure to renew or (re)issue, any Permits and approvals obtained or required to be obtained in connection with the provision of Services under this Section. Peoples shall not amend or modify any of such Permits without the consent of Elwood, which consent shall not be unreasonably withheld or delayed (and which shall be deemed given unless Elwood notifies Peoples of its decision to refuse consent within 30 days of Peoples' request).

          (c) Nonconforming Discharge.  If Elwood discharges Storm Water into
              -----------------------
Peoples' Storm Water discharge system that fails to meet the specifications set forth in Appendix C, the Party that first becomes aware of such nonconforming discharge shall immediately notify the other Party and Elwood shall take at its sole cost and expense all steps necessary to prevent the further discharge of such nonconforming Storm Water. In addition, if Elwood fails to prevent the further discharge of such nonconforming Storm Water within seven (7) days of the date Elwood first becomes aware of such nonconforming discharge and such failure continues for three (3) days after notice is given to Elwood from Peoples, then Peoples may stop providing Service under this Section 2.3 until Peoples is reasonably satisfied that the discharge of nonconforming Storm Water has ceased.

          (d)     Termination.  Notwithstanding anything contained herein to the
                  -----------
contrary, Peoples may terminate the provision of Service under this Section 2.3 without liability and without need to show cause by a notice in writing pursuant to Article XIII of this Agreement at least eighteen months before the effective date of such termination.

     Section 2.4  Blowdown Water Discharge Services
                  ---------------------------------

          (a)     Peoples' Responsibilities.  Commencing April 1, 1999, Peoples
                  -------------------------
shall accept and dispose of Blowdown Water that is delivered by Elwood to Peoples at the respective Points of Interconnection and pursuant to the quality, quantity and other specifications set forth in Appendix D in accordance with applicable Law and Prudent Operating Practice. Peoples shall not be required to dispose of Blowdown Water in excess of the quantities specified or that fails to conform to the qualities specified in Appendix D. Peoples shall own, operate and maintain in accordance with applicable Law and Prudent Operating Practice such facilities as are necessary to provide Services under this Section 2.4.

          Peoples shall be responsible for obtaining and maintaining all Permits that are necessary for the disposal of Blowdown Water hereunder. Peoples shall not take any action or use or permit the use of its facilities in any manner which would cause a violation or breach of, or cause the loss or termination of or failure to renew or (re)issue, any Permits and approvals obtained or required to be obtained in connection with the provision of Services under this Section
2.4. Peoples shall not amend or modify any of such Permits without the consent of Elwood, which consent shall not be unreasonably withheld or delayed (and which shall be deemed given unless Elwood notifies Peoples of its decision to refuse consent within 30 days of Peoples' request).

          (b)     Elwood's Responsibilities.  Elwood shall be responsible at its
                  -------------------------
sole cost and expense for the design, construction and installation of Elwood's Blowdown Water discharge system, including physically connecting Elwood's Blowdown Water discharge system with Peoples' Storm Water discharge system at the Point of Interconnection, all in accordance with Prudent Operating Practice. The work for such physical connection shall be conducted in a manner and at times reasonably acceptable to Peoples, and Elwood shall provide to Peoples any and all schedules, advance notices and other information that Peoples' representatives may request concerning such work. Prior to construction of the Point of Interconnection, Elwood shall submit to Peoples for Peoples' approval, which shall not be unreasonably withheld or delayed (and which shall be deemed given unless Peoples notifies Elwood of its decision to refuse consent within 30 days of Elwood's request), all design drawings for the Point of Interconnection. Upon completion of construction of the Point of Interconnection and Elwood's Blowdown Water discharge system, Elwood shall provide Peoples with a copy of "as-built" engineering drawings of the Point of Interconnection and Elwood's Blowdown Water discharge system. Elwood shall be responsible for the maintenance of Elwood's Blowdown Water discharge system at its sole cost and expense, except with respect to Peoples' obligations expressly set forth in this Section 2.4. Elwood shall not take any action or use or permit the use of Elwood's Blowdown Water discharge system in any manner which would cause a violation or breach of, or cause the loss or termination of or failure to renew or (re)issue, any Permits and approvals obtained or required to be obtained in connection with Peoples' sewage system or Peoples' provision of Services under this Section 2.4.

     Elwood shall have the right to discharge Blowdown Water into Peoples' Storm Water discharge system that meets the specifications set forth in Appendix D. Elwood shall own, operate or maintain at its sole expense, such equipment as is necessary to ensure that the Blowdown Water delivered to Peoples meets the specifications set forth in Appendix D.

          (c) Nonconforming Discharge.  If Elwood discharges Blowdown Water into
              -----------------------
Peoples' Storm Water discharge system that fails to meet the specifications set forth in Appendix D, the Party that first becomes aware of such nonconforming discharge shall immediately notify the other Party and Elwood shall take all reasonable steps at its disposal site to prevent the further discharge of such nonconforming Blowdown Water. In addition, if Elwood fails to prevent the further discharge of such nonconforming Blowdown Water within seven (7) days of the date Elwood first becomes aware of such nonconforming discharge, and such failure continues for three (3) days after notice is given to Elwood from Peoples, then Peoples may stop providing Blowdown Water disposal Service until Peoples is reasonably satisfied that the discharge of nonconforming Blowdown Water has ceased.

          (d) Termination. Notwithstanding anything contained herein to the
              -----------
contrary, Peoples may terminate the provision of Service under this Section 2.4 without liability and without need to show cause by a notice in writing pursuant to Article XIII of this Agreement at least eighteen (18) months before the effective date of such termination.

     Section 2.5  Office Space, Restrooms, Showers, Locker Rooms, Warehousing
                  -----------------------------------------------------------
and Machine Shop Access
-----------------------

          (a) Peoples Responsibilities.  Commencing October 1, 1998, Peoples
              ------------------------
shall allow Elwood to occupy certain office space and use certain restrooms, showers, locker rooms, warehouse space and use of a machine shop depicted on Appendix E (the "Office and Warehouse Space"), including desks, restrooms, and storage for keeping records. Peoples shall provide normal heating and cooling for such facilities. The Office and Warehouse Space shall be located as shown on Appendix E or as otherwise mutually agreed to by the Parties. Elwood's use of the Office and Warehouse space shall be only for such period of time as reasonably necessary until Elwood constructs its own such facilities, and in any event no later than December 31, 1999 and month to month thereafter, subject to mutual agreement of the Parties (the "Office and Warehouse Space Termination Date"). Payment of costs and expenses as well as other applicable terms and conditions relating to such facilities shall be as set forth on Appendix E.

          (b)     Elwood's Responsibilities.  Elwood shall be responsible for
                  -------------------------
maintaining the Office and Warehouse Space in a clean and professional manner and will be responsible for the procurement of potable water, telephone and any other services ancillary to its use of the Office and Warehouse Space. At the conclusion of Elwood's use of the Office and Warehouse Space, and in any event no later than the Office and Warehouse Space Termination Date, Elwood shall return the Office and Warehouse Space to Peoples broom clean and in the same condition it was provided to Elwood by Peoples, ordinary wear and tear excepted. Elwood agrees to indemnify and hold Peoples and its Affiliates harmless from and against all costs, expenses (including reasonable attorneys' fees and court costs), losses (including the loss of any Permits), damages, fines and penalties arising out of any claims, demands and causes of action which may be asserted by any Person directly or indirectly resulting from Elwood's occupancy of the Office and Warehouse Space.

          (c)     No Warranty.  THE OFFICE AND WAREHOUSE SPACE IS PROVIDED
                  -----------
HEREUNDER ON AN "AS IS AND WHERE IS" BASIS, WITH ALL FAULTS AND DEFECTS PATENT AND LATENT, WITHOUT ANY WARRANTIES WHATSOEVER. ALL WARRANTIES EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     Section 2.6  Easements
                  ---------

     At the request of Elwood, and upon the conditions set forth in the following sentence, Peoples shall grant to Elwood (i) an easement over, upon and under the "Lessor's Parcel" (as defined in the Ground Lease) for the purpose of constructing, using, and maintaining an underground water line and related pipes and other facilities, for the purpose of supplying Service Water to the Facility, and (ii) an easement over, upon and under the Lessor's Parcel for the purpose of constructing, using, and maintaining an underground line for Blowdown Water and related pipes and other facilities, for the purpose of carrying such Blowdown Water to a treatment facility or to another discharge point, located off of the Lessor's Parcel, and (iii) an easement over, upon and under the Lessor's Parcel for the purpose of constructing, using, and maintaining an underground line for Storm Water and related pipes and other facilities, for the purpose of carrying such Storm Water to a discharge point for which Elwood has obtained necessary permits (whether or not located on the Lessor's Property) or to a treatment facility or to another discharge point located off of the Lessor's Parcel, and (iv) an easement over, upon and under the Lessor's Parcel for the purpose of constructing, using, and maintaining an underground water line and related pipes and other facilities, for the purpose of supplying Fire Protection Water to the Facility. Elwood shall be entitled to request such easements, and Peoples shall grant such easements in the event that (A) in the case of the easement for Service Water described in clause (i) above, the Facility's use or anticipated use of Service Water exceeds the Service Water quantities described on Appendix B, (B) in the case of the easements for each of Service Water, Blowdown Water, Storm Water and Fire Protection Water, (x) Peoples terminates its obligation to provide Service pursuant to Section 2.1(c), 2.2(d), 2.3(d) or

2.4(d) hereof, as applicable or (y) either party terminates this Agreement pursuant to Section 7.3 hereof. The location of each such easement shall be subject to the reasonable approval of Peoples. Elwood shall pay for all costs of constructing, installing, using and maintaining such easements and the lines and other facilities located therein in a lien free manner and in accordance with Prudent Operating Practice, and Elwood shall at all times keep such easements and the facilities located therein in good condition and repair in accordance with Prudent Operating Practice. In the event Peoples anticipates incurring any costs or expenses in connection with the location of any such easements or the installation of said underground facilities, Peoples shall inform Elwood of the estimated amount thereof before incurring same. Within ten days after receipt of such estimated costs, Elwood shall elect either to (i) proceed with the work or location giving rise to such costs, in which case Elwood shall promptly reimburse Peoples for such costs upon demand, or (ii) discontinue such proposed work or revise its plans for such work, in which case Peoples shall not incur such costs or shall inform Elwood of the estimated costs to be incurred by Peoples in the case of such revised plans. Peoples shall have the right to use the surface of the Lessor Parcel subject to such easements for all purposes that do not materially interfere with Elwood's use and enjoyment of such easements. Peoples shall have the right, from time to time, to relocate the aforesaid easements to other areas of the Lessor's Parcel reasonably acceptable to Elwood, at Peoples cost, provided such relocation does not materially interfere with the operation of the Facility.

     Peoples hereby grants to Elwood a nonexclusive easement over, upon and under the Lessor's Parcel for the construction, use and operation of and for the discharge of Storm Water into, the Retention Pond and associated pipes and facilities, on and under the real property described in Exhibit B. The Retention Pond and associated pipes and facilities shall be operated and maintained by Elwood as part of Elwood's Storm Water discharge system. The easement granted hereby shall terminate at such time, if ever, that Peoples leases or sells to Elwood the real property on which the Retention Pond is located. Peoples and Elwood agree to execute an easement agreement mutually acceptable in form and substance to both Parties for recording in the Office of the Recorder of Deeds of Will County to provide public notice of the granting of said easement.

     Section 2.7  Landscaping
                  -----------

          (a)     Peoples' Responsibilities. Peoples shall provide to Elwood
                  -------------------------
landscaping services with respect to the areas depicted on Exhibit A-2. Peoples shall supply all necessary personnel, equipment and materials in connection with these Services.

          (b)     Termination. In the event that Peoples desires to terminate
                  -----------
its obligations under this Section 2.7, Peoples shall provide forty-five (45) days prior written notice to Elwood and Elwood shall no longer be liable for the cost of providing such maintenance activities.

     Section 2.8. Generation and Disposal of Waste.  All solid, special and
                  --------------------------------
hazardous waste and used oil generated by Elwood at the Facility shall be managed on site and transported and disposed of at offsite facilities in compliance with all Laws and at Elwood's sole cost and expense. Elwood shall be responsible for obtaining at its sole cost and expense any required hazardous waste generator number from EPA or IEPA as applicable for Elwood's operation of the Facility. All solid, special and hazardous waste and used oil generated in Elwood's operation of the Facility shall be manifested in Elwood's name.

     Section 2.9  EPCRA Reporting.
                  ---------------

          (a) Pursuant to the Emergency Planning and Community Right-to-Know Act ("EPCRA"), certain notifications must be made to governmental authorities when any "extremely hazardous substances" and any "hazardous chemical" (as defined under EPCRA) are brought to a facility above certain threshold quantities. Within twenty (20) days of Elwood bringing any extremely hazardous substance or hazardous chemical onto the Facility for which a threshold quantity has been set under EPCRA, Elwood shall transmit to Peoples, at a minimum, (i) a copy of the Material Safety Data Sheet, (ii) the quantity of such extremely hazardous substance(s) and hazardous chemical(s) brought on site, as well as the quantity of any then existing inventory. Peoples shall comply with the applicable notification requirements under EPCRA if the quantity of the extremely hazardous substance or the hazardous chemical on Peoples' retained land and the Facility exceeds the threshold reporting requirement. Peoples shall send a copy of any such notices to Elwood.

         (b) Notwithstanding anything contained herein to the contrary, Peoples may terminate the provision of Services under this Section 2.9 without liability and without need to show cause by delivering written notice to Elwood at any time after any termination of the Ground Lease.

     Section 2.10 Air Monitoring and Reporting.  Section 21.2 of the Ground
                  ----------------------------
Lease provides for Elwood to construct and initially operate the "Elwood Generation Assets" (as defined in the Ground Lease) pursuant to People's Prevention of Significant Deterioration Construction Permit ("PSD Permit") and to operate the Elwood Generation Assets under Peoples' operating permit to be issued under Title V of the Clean Air Act (the "Title V Permit"). This right to operate the Elwood Generation Assets under such permits continues until such time as the necessary operating permits for the Elwood Generation Assets are moved into Elwood's name as set forth in such Section 21.2 of the Ground Lease. Until such time as issuance of a Title V Permit for operation of the Elwood Generation Assets in Elwood's name, Elwood shall comply, at Elwood's sole cost and expense, with the requirements, including but not limited to the air monitoring, record keeping and reporting requirements under the PSD Permit or Title V Permit as such permits apply to the operation of the Elwood Generation Assets (the "Pre-Elwood Title V Period"). During such Pre-Elwood Title V Period, Elwood shall provide Peoples with any monitoring reports required for submission to IEPA within a reasonable period of time under the circumstances before such reports are due to IEPA for review and comment by Peoples. In no event shall Elwood delay the timely submission of such monitoring reports to IEPA in waiting for or in attempting to address Peoples' comments. This Section
2.10 shall in no way
alter or eliminate the rights and obligations of Peoples and Elwood under
Section 21.2 of the Ground Lease.

     Section 2.11  Additional Services.  The Services set forth in this Article
                   -------------------
II are the only Services Peoples is obligated to provide to Elwood. Subject to the Parties' mutual agreement to compensation and other terms, each Party agrees to negotiate in good faith to provide the other with any and all Services in addition to those specified in this Agreement that are necessary to the implementation and purposes of this Agreement and are reasonably requested by either Party.


                                  ARTICLE III
                                      TERM

     Section 3.1   Term. The term of this Agreement shall commence on the
                   ----
Effective Date and shall terminate on December 31, 2028, unless this Agreement is terminated earlier in accordance with the terms of Article VII.


                                   ARTICLE IV
                           COMPENSATION FOR SERVICES

     Section 4.1   Payment Schedule.  Elwood shall compensate Peoples for the
                   ----------------
Services provided pursuant to Article II in accordance with the payment schedules set forth in Appendices A through E.

     Section 4.2   Taxes.  In addition to the Fees set forth in Appendices A
                   -----
through E, Elwood shall pay (or reimburse Peoples for) all sales, use or other transfer taxes imposed by Law upon the provision of such Service or commodity.

     Section 4.3   Increased Cost of Service.  The Parties acknowledge and agree
                   -------------------------
that, except as expressly identified in the Appendices, the Services to be provided under this Agreement are expected to be provided using the existing facilities of the McDowell Energy Center (subject to repair or replacement during the ordinary course of business) and under operating circumstances similar in all material respects to those in existence as of the date of this Agreement. In the event that additions or improvements (as compared to repairs or replacements) to such existing facilities of the McDowell Energy Center are necessary to continue to provide these Services beyond those that could reasonably be expected under existing operating conditions, whether as a result of changes in the nature of the Facility's operations, changes required by applicable Law or otherwise, Peoples shall notify Elwood of such necessary changes and either (i) the Parties shall develop a mutually agreeable amendment to this Agreement to develop and execute a plan for such additions or improvements, including an appropriate sharing of expenses, or a modification of the prices set forth in the applicable Appendix or (ii) Elwood shall elect not to have such Services provided by Peoples.

     Section 4.4  Adjustments to Cost of Service.  Beginning on the first day of
                  ------------------------------
the second Contract Year and on the first day of each Contract Year thereafter (subject to the other provisions of this Section 4.4), the annual Fees for each respective Service (and the corresponding monthly Fees) shall be adjusted to reflect changes in the GDPIPD, as follows: (i) the Fee set forth in the applicable Appendix multiplied by (ii) a fraction, the numerator of which is the Reference Index and the denominator of which is the Base Index. Notwithstanding anything contained herein to the contrary, in the event that a Party providing Services to the other Party hereunder reasonably determines that the cost of providing a particular Service is greater than or less than the agreed upon Fee for such Service set forth in the applicable Appendixes, then the Parties shall negotiate in good faith for an increase or decrease, as the case may be, in compensation to be paid to the Party providing such Service; provided, however, that there shall not be permitted hereunder an increase or decrease, as the case may be, in the Fee for any Service more frequently than once in an Contract Year (except for an increase or decrease reflecting a change in the GDPIPD as provided in the first sentence of this Section 4.4). In the absence of the Parties being able to agree on any equitable cost allocation, any Party's cost for such Services shall be proportionate to reflect the percentage of such Party's use represents as a percentage of the whole. Notwithstanding the above, no amendment shall be required and no sharing of expenses or adjustment of the Fees set forth in the applicable Appendix shall be made in the event that an addition or modification to the facilities needed to provide the Services is undertaken solely for discretionary or other purposes unrelated to this Agreement or because of the negligence or willful misconduct of the Party obligated to provide the Service in question.


                                   ARTICLE V
                              BILLING AND PAYMENT

     Section 5.1  Billing.  Invoices for the Services provided hereunder during
                  -------
each Billing Period shall be rendered by the Party providing the applicable Service (the "Providing Party") to the Party receiving such Service (the "Receiving Party") following the end of such Billing Period. Subject to Section
5.3 hereof, the Receiving Party shall pay the Providing Party in full within thirty (30) days of its receipt of the invoice from Providing Party (the "Payment Due Date").

     Section 5.2  Interest on Late Payments.  Any amount owing pursuant to
                  -------------------------
Section 5.1 but unpaid beyond the Payment Due Date shall accrue interest from the Payment Due Date to the date payment is made at the lesser of (a) a rate per annum equal to the prime lending rate quoted to responsible commercial borrowers on ninety (90) day loans by Bank of America, NT&SA, plus two percent (2%) or (b) the maximum rate permitted by law.

     Section 5.3  Disputed Payments.  In the event the Receiving Party disputes
                  -----------------
a portion of any amount due hereunder, the Receiving Party shall provide notice to the Providing Party on or before the Payment Due Date, stating the amount in dispute and the basis of such dispute and shall pay any undisputed amount. Upon resolution of such dispute, any amount owing shall be paid with interest as set forth in Section 5.2. Unless resolved by mutual agreement of the Parties within ninety (90) days of the Payment Due Date, any dispute regarding any amount due shall be resolved in accordance with the provisions of Article XI.

     Section 5.4  Billing Records.  The Providing Party shall maintain and
                  ---------------
preserve in a neat and orderly fashion, for a period of not less than three (3) years, all written and electronic records of all data and information used to calculate the amount of any invoice, including, without limitation, receipts showing the source, quantity and price of all expenses incurred by the Providing Party in performing the Services. Upon reasonable advance request, the Receiving Party shall have access to such records during normal business hours for purposes of inspection, auditing and copying.

                                   ARTICLE VI
                                RIGHTS OF ACCESS

     Peoples and its contractors, employees, agents and other entities that supply goods or services to Peoples in connection with Peoples' performance of this Agreement shall be entitled to enter the Facility to the extent necessary in order to perform Peoples' obligations hereunder. The Parties shall mutually agree on a mechanism to identify those Persons supplying goods and Services with a need to enter the Facility and, so far as practicable, the Parties shall mutually agree in advance upon the routes of access to the Facility to be used by such Persons. All Persons who enter the Facility pursuant to this Article VI shall enter the Facility subject to Elwood's reasonable rules for safety and security, and such other reasonable rules or conditions Elwood may impose. Peoples shall not take any action or request access to the Facility for any purpose which could reasonably be expected to have a Material Adverse Effect.


                                  ARTICLE VII
                       EVENTS OF DEFAULT AND TERMINATION

     Section 7.1  Events of Default.   An event of default under this Agreement
                  -----------------
(an "Event of Default") shall be deemed to exist upon the occurrence of any one or more of the following events:

          (a) Failure by a Providing Party to provide any of the Services at the respective times required therefor by this Agreement, which failure continues for a period of ten (10) days after receipt of written notice of such failure;

          (b) Failure by the Receiving Party to make payment of any amount due to the Providing Party under this Agreement when such payment is due hereunder, which failure continues for a period of ten (10) days after receipt of written notice of such nonpayment, unless such amount is in dispute, in which case the provisions of Article XI shall apply;

          (c) Failure by Elwood to vacate the Office and Warehouse Space by more than two (2) days following the Office and Warehouse Space Termination Date;

          (d) Failure by a Party to perform any other material obligation under this Agreement, which failure (i) continues for a period of forty-five
(45) days after receipt of written notice of such failure, or (ii) such longer period as is reasonably necessary for the nonperforming Party to cure such failure, provided the nonperforming Party commences efforts to cure such failure within forty-five (45) days after receipt of written notice of such failure and thereafter proceeds with all due diligence to cure such failure; provided, however, the cure period provided for in this clause (ii) shall not exceed 180 days unless the defaulting Party notifies the other Party, prior to the expiration of such 180-day period, that such 180-day period is insufficient to cure such default with the exercise of best efforts and provides to the other Party together with such notice a reasonable plan and schedule for curing such default; or

          (e) If a Party fails to comply with the terms of any decision or order issued pursuant to Article XI, and such failure continues (i) for thirty
(30) days after receipt of notice thereof, or (ii) such longer period (not to exceed 180 days) as is reasonably necessary for the nonperforming Party to cure such failure, provided the nonperforming Party commences efforts to comply with such decree or order within thirty (30) days after receipt of written notice thereof and thereafter proceeds with all due diligence to cure such failure.

     Section 7.2  Notice to Lender, Opportunity to Cure.  Anything in this
                  -------------------------------------
Agreement notwithstanding, from and after the closing date of any loans under the Financing Documents, Peoples shall not seek to terminate this Agreement as the result of any default of Elwood without first giving a copy of any notices required to be given to Elwood under Section 7.1 to the Lenders, such notice to be coupled with a request to the Lenders to cure any such default within the applicable cure period provided to Elwood, such cure period to begin on the date of such notice to the Lenders. If there is more than one Lender, the Lenders will designate in writing to Peoples an agent (the "Agent") and any notice required hereunder shall be delivered to such Agent, such notice to be effective upon delivery to the Agent as if delivered to each of the Lenders. The address for Lender or Agent shall be provided to Peoples by Elwood and thereafter may be changed by the Lender or the Agent by subsequent delivery of a notice to Peoples at the address for Peoples provided in Article XIII (or at such other address subsequently delivered to the Lender or the Agent in accordance with this
Section 7.2) and otherwise in accordance with the requirements of Article XIII.

     No rescission or termination of this Agreement by Peoples pursuant to
Section 7.3(a) or Section 7.3(c) shall be valid or binding upon the Lenders without such notice, the expiration of such cure period, and the expiration of the Extended Cure Period (as defined below) provided in this Section 7.2. The Lenders may make, but shall be under no obligation to make, any payment or perform any act required to be made or performed by Elwood, with the same effect as if made or performed by Elwood. If the Lenders fail to cure or are unable or unwilling to cure any Event of Default by Elwood within the applicable cure period provided to Elwood in this Agreement,

Peoples shall have all its rights and remedies with respect to such default as set forth in this Agreement; provided, however, that if the cure by the Lenders of the Event of Default requires the Lenders to take control of, and occupy, the Facility, the Lenders, upon the termination of the cure period provided to Elwood, such cure period commencing on the delivery of such notice to the Lenders shall be offered a further period (the "Evaluation Period"), during which the Lenders shall evaluate such default, the condition of the Facility, and other matters relevant to the actions to be taken by the Lenders concerning such default, and which Evaluation Period shall end on the sooner to occur of
(i) the Lenders' delivery to Peoples of a notice that the Lenders have elected to pursue their remedies under the Financing Documents and assume the rights and obligations of Elwood under this Agreement (an "Election Notice"), or (ii) thirty (30) days following the end of the cure period. Upon the delivery of the Election Notice, the Lenders shall be granted an additional period or six (6) months to cure any Event of Default (the "Extended Cure Period"). In the event that the Lenders fail to cure any Event of Default on or before the expiration of the Extended Cure Period, as it may have been extended, Peoples may exercise its rights and remedies with respect to such default set forth in this Agreement, and may immediately terminate this Agreement, and such termination shall be effective on delivery to the Lenders or the Agent of notice of such termination.

     Section 7.3  Remedies; Termination.  Upon the occurrence and continuation
                  ---------------------
of an Event of Default, the non-defaulting Party, in addition to any other remedies it may have under this Agreement, may do any or all of the following (which remedies shall be cumulative):

          (a) Terminate this Agreement upon thirty (30) days' written notice to the defaulting party; provided, however, no such termination shall terminate Elwood's right to request, and Peoples obligation to grant, the easements referred to in Section 2.6 hereof pursuant to the terms and conditions set forth therein, which Section shall survive any such termination of this Agreement; and provided further, however, if Peoples terminates this Agreement as a result of an Event of Default, Peoples will enter into a new common facilities agreement with the Lenders or their nominee, for the remainder of the term hereof, effective as of the date of such termination, upon the terms, provisions, covenants and agreements herein contained and subject only to the rights, if any, of any parties then in possession of any part of the Lessor's Parcel, provided: (i) the Lenders, the Agent or its or their nominee shall make written request upon Peoples for such new common facilities agreement within fifteen
(15) days after the date of such termination and such written request is accompanied by payment to Peoples of sums then due to Peoples under this Agreement; and (ii) the Lenders, Agent or their or its nominee shall pay to Peoples at the time of the execution and delivery of the new Agreement, any and all sums which would, at the time of the execution and delivery thereof, be due pursuant to this Agreement but for such termination, and in addition thereto, any expenses, including reasonable attorneys' fees, to which Peoples shall have been subjected by reason of such Event of Default.

          (b) Upon the occurrence of an Event of Default pursuant to Section 7.1(c), either (i) treat Elwood as a tenant in sufferance and charge Elwood for each day such Event of Default continues an amount equal to two (2) times the charge (calculated on a per diem basis) for the Office and Warehouse Space pursuant to Article III (which amount Elwood hereby agrees is a reasonable liquidated damage, and not a penalty), or (ii) to the extent permitted by law, Peoples may re-enter the Office and Warehouse Space and take complete and peaceful possession thereof, with process of law, but without the requirement of any additional notice (to Elwood, any Lender or otherwise) and without relinquishing any other right given to the non-defaulting Party hereunder or by operation of Law. All property of Elwood removed from the Office and Warehouse Space by Peoples pursuant to the exercise of its rights under clause (ii) of the preceding sentence may be handled, removed or stored by Peoples at the cost and expense of Elwood and Peoples shall not be responsible in any event for the value, preservation or safekeeping thereof. Elwood shall reimburse Peoples upon demand with respect to such removal and storage and all such property not removed or retaken from storage by Elwood within thirty (30) days after the Office and Warehouse Space Termination Date shall be conclusively deemed to have been conveyed by Elwood to Peoples as by bill of sale without further payment or credit by Peoples to Elwood.

          (c) Exercise any other remedies available at Law or equity; provided, however, no such termination shall terminate Elwood's right to request, and Peoples obligation to grant, the easements referred to in Section
2.6 hereof pursuant to the terms and conditions set forth therein, which Section shall survive any such termination of this Agreement.

Upon any such termination, the non-defaulting party shall be entitled to sue for and recover damages arising from such Event of Default.

     Elwood may also terminate this Agreement or any one or more of the Services without liability and without need to show cause by a notice in writing pursuant to Article XIII of this Agreement at least ninety (90) days before the effective date of such termination.

     Section 7.4  Right to Operate.
                  ----------------

          (a)     Scope of Right.  Upon the occurrence of an Event of Default,
                  --------------
in addition to other remedies hereunder, (including without limitation, the right to terminate this Agreement pursuant to Section 7.3) the non-defaulting Party may, but shall not be obligated to, assume operational control of the facilities and equipment of the defaulting Party necessary for the continuation of the Services provided for under this Agreement. In the event that a non-defaulting Party determines to exercise its right under this Section 7.4, such Party shall provide the defaulting Party three (3) days written notice of such election. At the expiration of such three (3) day period, unless the defaulting Party shall have cured the Event of Default in question, the non-defaulting Party, its employees, contractors and designated third parties shall have the unrestricted right to enter the property of the defaulting Party for the purpose of operating such facilities and equipment as may be necessary to effectuate the continuation of the Services provided for under this Agreement; provided,
                                                                --------
however, that nothing herein shall entitle (i) Elwood to assume operational
-------
control of Peoples' facilities and equipment used directly and exclusively in the purchase, storage, distribution, sale, and transportation of natural gas or
(ii)

Peoples to assume operational control of Elwood's facilities and equipment used directly and exclusively in the generation of electricity; provided,
                                                                --------
further, that the non-defaulting Party exercising its rights under this Section
-------
7.4 shall continue to perform its obligations under this Agreement. In addition to the foregoing, upon the occurrence of an Event of Default with respect to Peoples' obligation to provide the Fire Protection Water Service under Section 2.2, then Elwood may, at its sole risk and expense, enter upon the McDowell Energy Center to the extent necessary to obtain access to Peoples' water storage lagoons for the purpose of parking and operating a pumper truck or similar vehicle and laying piping or hose to enable Elwood to pump water from such lagoons to the Facility to furnish the Facility with Fire Protection Water; provided, however, that (i) nothing in this Agreement shall require Peoples to maintain such lagoons at any time or in any manner, and Peoples shall at all times be free to use, abandon or fill in such lagoons in any manner Peoples deems appropriate or convenient in its sole discretion, (ii) Elwood shall exercise its rights under this sentence only if at the time the Event of Default occurs there exist sufficient quantities of water in the lagoons and such water is not contaminated such that its use as Fire Protection Water would not be in accordance with Prudent Operating Practice.

          (b)     Liability. A Party's exercise of its rights under this Section
                  ---------
7.4 shall not be deemed an assumption by such Party of any liability attributable to the other Party; provided, however, that, without limiting the
                                 --------  -------
provisions of Section 10.1 or Section 10.2, as the case may be, during the period in which a Party is operating any of the other Party's facilities or equipment pursuant to this Section 7.4, the defaulting Party shall be relieved of all of its obligations to provide the Services being provided by the nondefaulting Party (the "Operating Party") through its operation of the defaulting Party's facilities and such Operating Party shall defend, indemnify, and hold harmless the defaulting Party and its directors, partners, officers, employees and agents from and against all claims, demands, damages, losses, judgments, awards liabilities, costs and expenses (including reasonable attorneys' fees, court costs and other expenses of litigation) in connection with any suit, claim, action or other legal proceeding relating to the bodily injury, sickness, disease or death of persons or the damage to or destruction of property, real or personal, resulting from or arising out of the Operating Party's negligence or willful misconduct in the operation of the defaulting Party's facilities or equipment. The liability imposed by this Section 7.4(b) upon the Operating Party shall not apply to claims, demands, damages, losses, judgments, awards, liabilities, costs and expenses resulting from the negligence or willful misconduct of the defaulting Party.

          (c)     Costs and Payments. During the period that a Party is
                  ------------------
operating the other Party's facilities or equipment pursuant to this Section 7.4, such Party shall continue to make such payments as are due to the other pursuant to Article V, net of any applicable offsets; provided, however, that
                                                      --------  -------
the Operating Party may deduct from such payments all reasonable costs and expenses incurred by such Operating Party in connection with the exercise of its right under this Section 7.4.

          (d)    Length of Right. An Operating Party may continue to operate the
                 ---------------
portions of the other Party's facilities or equipment provided for in this
Section 7.4 until such time as (i) the defaulting Party cures the Event of Default giving rise to the Operating Party's exercise of its rights under this
Section 7.4 or recommences the provision of the Service or commodity in question, (ii) a Lender shall have foreclosed upon the Facility or otherwise exercised remedies with respect to Elwood, the Facility or the Project Documents and shall have designated another Person to operate and maintain the Facility,
(iii) after notice from defaulting Party, if Operating Party has failed to cure such Event of Default within thirty (30) days after assuming operational control of the defaulting Party's facilities, or (iv) the Operating Party terminates this Agreement pursuant to Section 7.3.

                                  ARTICLE VIII
                                 FORCE MAJEURE

     Section 8.1  Definition of Force Majeure.  "Force Majeure Event" means any
                  ---------------------------
cause beyond the reasonable control of, and not due to the fault or negligence of, the Party affected, and which could not have been avoided by due diligence and use of reasonable efforts, including, but not limited to, drought, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, sabotage, explosions, public utility outages, subsurface aquifer depletion, failure of equipment or of suppliers, contractors or shippers to furnish labor, equipment, goods or services, and strikes or labor disputes.

     Section 8.2  Excused Performance.  Each Party hereto shall be excused from
                  -------------------
performance and shall not be considered to be in default with respect to any obligation hereunder, except the obligation to make payments of money in a timely manner, if and to the extent that its failure of, or delay in, performance is due to a Force Majeure Event; provided:

          (a) such Party gives the other Party written notice describing the particulars of the Force Majeure Event as soon as is reasonably practicable;

          (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

          (c) no obligations of the Party which arose before the occurrence causing the suspension of performance are excused as a result of the occurrence; and

          (d) the Party uses best efforts to overcome or mitigate the effects of such occurrence;

     Section 8.3  Settlement of Strikes.  Notwithstanding the foregoing, nothing
                  ---------------------
in this Article VIII shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to such Party's interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the Party experiencing such action.


                                   ARTICLE IX
                         REPRESENTATIONS AND WARRANTIES
                            LIMITATION OF LIABILITY

     Section 9.1  Peoples' Representations And Warranties.  Peoples hereby
                  ---------------------------------------
represents and warrants to Elwood as follows as of the Effective Date:

          (a) Standing. It is a corporation duly organized and validly existing under the laws of the State of Illinois.

          (b) No Litigation. Except as disclosed in the Company's Form 10-K filed with the Securities and Exchange Commission ("SEC") for the fiscal year ended September 30, 1998, andthe Company's Form 10-Q filed with the SEC for the fiscal period ended December 31, 1998, there are no legal or arbitration proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or threatened against Peoples which, if adversely determined, could have a material adverse effect upon Peoples' ability to perform under this Agreement or an adverse effect upon the financial condition, operations, prospects or business, as a whole, of Peoples.

          (c) No Breach. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will not conflict with or result in a breach of, or require any consent (except consents in the nature of Permits which have been obtained or reasonably are expected to be obtained in due course) under, the organizational documents of Peoples, or any applicable Law, or any agreement or instrument to which Peoples is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument.

          (d) Authority. Peoples has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Peoples of this Agreement have been duly authorized by all necessary actions on its part; and this Agreement has been duly and validly executed and delivered by Peoples and constitutes a legal, valid and binding obligation of Peoples enforceable in accordance with its terms.

          (e) No Consents. Except as set forth on Schedule 9.1(e), no authorization, consent, approval, Permits or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by Peoples of this Agreement which has not been obtained.

     Section 9.2  Elwood's Representations and Warranties.  Elwood hereby
                  ---------------------------------------
represents and warrants to Peoples as follows:

          (a) Standing. It is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

          (b) No Litigation. There are no legal or arbitration proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or threatened against Elwood which, if adversely determined, could have a material adverse effect upon Elwood's ability to perform under this Agreement or an adverse effect upon the financial condition, operations, prospects or business, as a whole, of Elwood.

          (c) No Breach. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will not conflict with or result in a breach of, or require any consent (except consents in the nature of Permits which have been obtained or reasonably are expected to be obtained in due course) under, the organizational documents of Elwood, or any applicable Law, or any agreement or instrument to which Elwood is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument.

          (d) Authority. Elwood has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Elwood of this Agreement have been duly authorized by all necessary actions on its part; and this Agreement has been duly and validly executed and delivered by Elwood and constitutes a legal, valid and binding obligation of Elwood enforceable in accordance with its terms.

          (e) No Consents. Except as set forth on Schedule 9.2(e), no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by Elwood of this Agreement which has not been obtained.

     Section 9.3  Limitations of Warranties and Liabilities.
                  -----------------------------------------

     (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IX, THE PARTIES EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     (b) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER (WHETHER IN CONTRACT, TORT, STRICT LIABILIITY OR OTHERWISE) FOR ANY

LOST REVENUES, LOST PROFITS, OR PUNITIVE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE, EVEN IF A PARTY IS SPECIFICALLY INFORMED OF THE POSSIBILITY THEREOF.

     (c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PEOPLES' LIABILITY TO ELWOOD IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT (WHETHER IN CONTRACT, TORT, STRICT LIABILIITY OR OTHERWISE) EXCEED IN THE AGGREGATE THE SUM OF ALL AMOUNTS THEN PAID BY ELWOOD UNDER SECTION
4.1 HEREOF ; PROVIDED, HOWEVER, THAT THE LIMITATION OF LIABILITY CONTAINED IN THIS SENTENCE SHALL NOT BE APPLICABLE TO ANY LIABILITY (WHETHER IN CONTRACT, TORT, STRICT LAIBILITY OR OTHERWISE) CAUSED BY THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF PEOPLES, OR TO ANY OBLIGATIONS OF PEOPLES UNDER
SECTION 10.3 HEREOF. THE TERMS OF THIS SECTION SHALL IN NO RESPECT LIMIT PEOPLES' LIABILITY UNDER THE GROUND LEASE.


                                   ARTICLE X
                                   INDEMNITY

     Section 10.1  Definition of "Environmental Laws" and "Hazardous Materials".
                   -----------------------------------------------------------
For purposes of this Agreement, "Environmental Laws" means any and all federal, state and municipal laws, ordinances and regulations, including without limitation any and all requirements to register underground storage tanks, relating to: (i) emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, "Hazardous Materials" (as hereinafter defined), or hazardous or toxic materials or wastes onto land or into ambient air, surface water, ground water, wetlands, or septic systems; (ii) the use, treatment, storage, disposal, handling, or containing of Hazardous Materials or hazardous and/or toxic wastes, material products or by-products (or of equipment or apparatus containing Hazardous Materials); or (iii) pollution or the protection of human health or the environment. "Hazardous Materials" means (A) hazardous materials, hazardous wastes, and hazardous substances as those terms are defined under any Environmental Laws, (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) asbestos or any material which contains any hydrated mineral silicate, including, but not limited to chrysotile, amosite, crocidolite, tremolite, anthophylite or actinolite, whether friable or non-friable; (E) PCB's or PCB-containing materials, or fluids; (F) any other hazardous, toxic or radioactive substance, material, contamination, pollutant, or waste; and (G) any substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, monitoring or remediation.

     Section 10.2  Elwood's Indemnity.  Unless due to the intentional
                   ------------------
misconduct or gross negligence of Peoples or Peoples' agents or employees, Elwood shall defend, indemnify, and hold harmless Peoples, its directors, officers, employees and agents (the "Peoples Indemnified Parties") from and against any and all liabilities, claims, losses, damages, actions, judgments, costs, and expenses (including without limitation attorney's fees and expenses) of every kind (collectively "Claims") to the extent imposed upon or asserted against the Peoples Indemnified Parties or any one of them by reason of or in connection with (a) any accident, injury to or death of persons, or loss of or damage to property occurring on or about the Premises or the McDowell Energy Center related to Elwood's use of the Premises or operation of the Facility or performance of its obligations under this Agreement; (b) Elwood's possession, operation, use or misuse of the Facility; (c) the imposition or enforcement of any liens upon the McDowell Energy Center arising by, through or under Elwood or its acts or omissions under this Agreement; or (d) any failure on the part of Elwood to perform or comply with any of the terms of this Section 10.2. In addition to the foregoing, Elwood shall indemnify, defend and hold the Peoples Indemnified Parties free and harmless from and against any Claims arising from or caused in whole or in part, directly or indirectly, by any one of the following: (a) the discharge in or from the Premises or the Facility by any one of Elwood or its employees, agents, contractors and subtenants (collectively, "Elwood's Parties") of any Hazardous Materials, or the disposal, release, threatened release, discharge, or generation of Hazardous Materials to, in, on, under, about, or from the Premises or the Facility by any of the Elwood's Parties; or (b) the failure of any of the Elwood's Parties to comply with any Environmental Laws, licenses or permits relating to the Premises. Elwood's indemnity and liability hereunder shall survive the expiration or earlier termination of this Agreement. In no event, however, shall the indemnities contained in this Section 10.2 include any lost profits or lost revenues incurred by Peoples. Notwithstanding anything to the contrary in this Agreement, Elwood shall not be required to indemnify any Indemnified Party for any Claims for which Peoples is required to indemnify Elwood under the Ground Lease or the Purchase and Sale Agreement.

     Section 10.3  Peoples' Indemnity.  Peoples shall defend, indemnify, and
                   ------------------
hold harmless Elwood, its directors, officers, employees and agents (the "Elwood Indemnified Parties") from and against: (a) any Claims arising from or in connection with (i) any Hazardous Materials at, from, in or on the Premises or the Facility on or prior to the Commencement Date, (ii) any violation by Peoples or its employees and agents (collectively, the "Peoples' Parties") of any Environmental Laws and any failure by the Peoples' Parties to comply with any Environmental Laws, licenses or permits with respect to the McDowell Energy Center (specifically excluding, however, any such failure for which Elwood is obligated to indemnify the Peoples Parties pursuant to Section 2.3, 2.4, or 10.2 hereof or pursuant to the Ground Lease or the Purchase and Sale Agreement); specifically excluding in each case, however, any emission, discharge, spill, release or disposal of Hazardous Materials at, from or on the Premises or at the Facility at or prior to the Effective Date caused by the Elwood's Parties, or any violation of any Environmental Law; caused by the Elwood's Parties, and
(iii) the discharge in or from the McDowell Energy Center by any of the Peoples' Parties of any Hazardous Materials, or the disposal, release, threatened release, discharge, or generation of Hazardous Materials to, in, on, under, about or from the McDowell Energy Center by any of the Peoples' Parties; and (b) the imposition or enforcement of any liens upon Elwood's interest in the Premises or the Facility arising by, through or under Peoples or its acts or omissions under this Agreement; provided, however, in no event shall the indemnifications contained in this sentence, or any limitations thereof contained in this Section, in any way limit Peoples' indemnification obligations under the Ground Lease or the Purchase and Sale Agreement which are and shall be separate and independent indemnification obligations of Peoples. In no event, however, shall the indemnities contained in this Section 10.3 include any lost profits or lost revenues incurred by Elwood. Peoples' indemnity and liability under this Section 10.3 shall survive the expiration or earlier termination of this Agreement or an assignment of this Agreement by Peoples. However, in the event of such assignment, the indemnities contained in this Section 10.3 shall, as to any successor of Peoples, in no event pertain, cover or relate to the acts or omissions of Peoples' successors or assigns under this Agreement (or any other person or entity except the Peoples Parties).

                                   ARTICLE XI
                                  ARBITRATION

     Section 11.1  Matters Subject to Arbitration.  In case any disagreement
                   ------------------------------
shall arise between the parties hereto relating to any of the following matters, such matter in dispute shall, at the election of either party hereto, be determined by arbitration in the manner provided in this Article XI:

          (a)      Any disputes arising under Article V hereof.

          (b) Any disputes concerning the specifications set forth in any of the Appendixes hereto.

          (c) Any disputes arising under Section 4.3 concerning whether additions or modifications to Peoples' facilities needed to provide Services hereunder are discretionary.

     Section 11.2  Arbitration Proceedings.  The determination by arbitration of
                   -----------------------
any matter agreed to be submitted to arbitration as provided in this Agreement shall be determined as follows: Either party shall notify the other party of its desire to arbitrate the matter in dispute and shall state in said notice the name and address of a qualified person to act as arbitrator hereunder. Within thirty (30) days after the receipt of such notice, the other party shall give notice to the sender of the first-mentioned notice, likewise stating the name and address of a qualified person to act as arbitrator hereunder. The arbitrators so specified in such notices shall be experienced in the field of the matter in dispute. If within thirty (30) days following the appointment of the latter of said arbitrators, said two (2) arbitrators shall be unable to agree in respect of the matter in dispute, the said arbitrators shall appoint by instrument in writing a third similarly qualified arbitrator, who shall proceed with the two (2) arbitrators first appointed to determine the matter in dispute. The written decision of any two (2) of the arbitrators so appointed shall be binding and conclusive upon the parties hereto. If after notice of the appointment of an arbitrator, the other party shall fail within the above-specified period of thirty (30) days to appoint an arbitrator, then the arbitrator so appointed by the first party shall have power to proceed to arbitrate as sole arbitrator, and to make an award. If the two (2) arbitrators aforesaid shall be unable to agree within thirty (30) days following the appointment of the latter of said arbitrators upon the matter in dispute and shall fail to appoint in writing a third arbitrator within thirty
(30) days thereafter, the necessary arbitrator, who need not be similarly qualified but who shall be a member of a National Panel of Arbitrators of the American Arbitration Association shall be appointed by the American Arbitration Association in accordance with the then existing commercial arbitration rules of said American Arbitration Association. Unless otherwise agreed to by the Parties, all arbitration proceedings shall be held in Chicago, Illinois.

     Section 11.3  Expenses of Arbitration. Peoples and Elwood shall each pay
                   -----------------------
all of the fees of the person acting as arbitrator hereunder for Peoples and Elwood, respectively, one-half of the fees of any third arbitrator appointed pursuant to the provisions of Section 11.2, one-half of the general expenses of any arbitration conducted under this Agreement, and all of its own respective attorneys' fees incurred with respect thereto.

     Section 11.4  Parties Entitled to Participate in Arbitration Proceedings.
                   ----------------------------------------------------------
Peoples and Elwood shall each have the right to appear and be represented by counsel before said arbitrators and to submit such data and memoranda in support of their respective positions in the matter in dispute as each may deem necessary or appropriate in the circumstances.


                                  ARTICLE XII
                             SUCCESSORS AND ASSIGNS

     Section 12.1  Transfer of McDowell Energy Center.  Peoples may assign its
                   ----------------------------------
rights and obligations under this Agreement only to a Person to whom it transfers the McDowell Energy Center provided: (a) it secures from such Person an agreement in writing that such Person shall be bound by the terms and conditions of this Agreement, and (b) such Person assumes all of Peoples' obligations hereunder for any period of ownership or control of the McDowell Energy Center, unless otherwise agreed to by Elwood and such Person. No such transfer or assignment shall relieve or release Peoples from any obligations under this Agreement without the prior written consent of Elwood as to the financial ability of any such assignee to perform the obligations of Peoples under this Agreement, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Peoples shall have the right, without the consent of Elwood, (x) to assign or pledge this Agreement to any lenders, trustees, agents or secured parties in connection with any financing for the Property or secured thereby, and/or (y) to assign all of its rights and obligations under this Agreement to Peoples Energy Resources Corp., an Illinois corporation, provided that Peoples transfers the McDowell Energy Center to Peoples Energy Resources Corp. Elwood hereby agrees, in connection with any such financing or assignment in connection therewith described in clause (x) of the preceding sentence, to execute and deliver (and to cause any Lenders, trustees, agents or secured parties existing by through or under Elwood to execute and deliver) at the request of any such Lender, trustee, agent or secured party, a consent to assignment in form typical in project finance transactions and reasonably acceptable to Elwood.

     Section 12.2  Transfer of Facility.  Except as set forth in the following
                   --------------------
sentence, Elwood may assign its rights and obligations under this Agreement only to a Person to whom it transfers the Facility provided: (a) it secures from such Person an agreement in writing that such Person shall be bound by the terms and conditions of this Agreement, and (b) such Person assumes all of Elwood's obligations hereunder for any period of ownership or control of the Facility, unless otherwise agreed to by Peoples and such Person. Notwithstanding the foregoing, Elwood shall have the right, without the consent of Peoples, to assign or pledge this Agreement to any lenders, trustees, agents or secured parties in connection with any financing for the Facility or secured thereby. Peoples hereby agrees, in connection with any such financing or assignment in connection therewith, to execute and deliver (and to cause any lenders, trustees, agents or secured parties existing by through or under Peoples to execute and deliver) at the request of any such lender, trustee, agent or secured party, a consent to assignment in form typical in project finance transactions and reasonably acceptable to Peoples. No such transfer or assignment shall relieve or release Elwood from any obligations under this Agreement without the prior written consent of Peoples as to the financial ability of any such assignee to perform the obligations of Elwood under this Agreement, which consent shall not be unreasonably withheld or delayed.


                                  ARTICLE XIII
                                    NOTICES

     Any notice, demand, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing, and shall be signed by the Party giving such notice and shall be sent by facsimile, with a copy by overnight courier service, telegram or registered mail:

     If to the Peoples:  The Peoples Gas Light and Coke Company
                         130 East Randolph Drive
                         Chicago, Illinois 60601
                         Telecopy No. (312) 240-4541
                         Attn:  William E. Morrow, Vice President

     With a copy to:     John Nassos
                         The Peoples Gas Light and Coke Company
                         130 East Randolph Drive
                         23rd Floor
                         Chicago, Illinois 60601
                         Telecopy No. (312) 240-4486

     If to Elwood:    Elwood Energy, LLC
                      c/o Dominion Energy, Inc.
                      P.O. Box 26532
                      Richmond, Virginia 23261
                      120 Tredegar Street
                      Richmond, Virginia 23219
                      Telecopy No. (804) 819-2202
                      Attn:  Ronald D. Usher/Christine Schwab

     Each Party shall have the right to change the place to which notice shall be sent or delivered by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by the other Party, a notice shall be deemed to be duly received:

          (a) if sent by hand, overnight courier service or telegram, the date when left at the address of the recipient;

          (b) if sent by registered mail, the date of the return receipt or first attempted delivery; or

          (c) if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent to the receiving Party's facsimile number specified above or as may be specified by the receiving Party from time to time in accordance with this Article XIII.


                                  ARTICLE XIV
                                 MISCELLANEOUS

     Section 14.1  Non-Dedication.  Nothing herein shall be construed as the
                   ---------------
dedication by either Party of its facilities or equipment to the public or any part thereof. Neither Party shall take any action that would subject the other, or the other's facilities or equipment to the jurisdiction of any Governmental Authority. Neither Party shall assert in any proceeding before a court or regulatory body that the other is a public utility by virtue of such other Party's performance under this Agreement.

     Section 14.2  Independent Parties.  Nothing in this Agreement shall be
                   -------------------
construed as creating a partnership, trust or any similar relationship between the Parties. Neither Party is authorized to act on behalf of the other Party and neither shall not be considered the agent of the other.

     Section 14.3  Agreement Binding.  This Agreement shall be binding upon and
                   -----------------
for the benefit of the Parties hereto and their permitted successors and permitted assigns.

     Section 14.4  Drafting Interpretations.  Preparation of this Agreement has
                   ------------------------
been a joint effort of the parties and the resulting document shall not be construed more severely against one of the parties than against the other.

     Section 14.5  Choice of Law.  This Agreement and any dispute arising
                   -------------
therefrom shall be governed and interpreted in accordance with the laws of Illinois as applied to contracts made and wholly performed within said state.

     Section 14.6  Section Headings and Subheadings.  All Section headings and
                   --------------------------------
subheadings are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

     Section 14.7  Severability.  The invalidity of one or more phrases,
                   ------------
sentences, clauses, or Sections contained in this Agreement shall not affect the validity of the remaining portions of the Agreement so long as the material purposes of this Agreement can be determined and effectuated.

     Section 14.8  Entire Agreement.  This Agreement sets forth the full and
                   ----------------
complete understanding of the Parties as to the subject matter contained herein, and all prior written or oral understandings, offers or other communications of every kind pertaining to the subject matter contained herein are hereby abrogated and withdrawn.

     Section 14.9  Amendment.  This Agreement may be amended or modified only by
                   ---------
mutual written agreement signed by authorized representatives of both Parties hereto.

     Section 14.10  Survival.  Cancellation, expiration or earlier termination
                    --------
of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, including without limitation, promises of indemnity and confidentiality.

     Section 14.11  Cooperation.  The Parties shall cooperate with each other in
                    -----------
carrying out the transactions contemplated by this Agreement, in obtaining any and all required consents of third parties, including, without limitation, any Permits, or licenses, required in connection with this Agreement, in filing notifications and reports, if any, which may be required, and in executing and delivering all documents, instruments and copies thereof as shall be reasonably agreed upon or as a party may reasonably request for the purpose of carrying out the terms and conditions of this Agreement.

     Section 14.12  Waiver.  No waiver of any of the provisions of this
                    ------
Agreement shall be deemed to be, nor shall it constitute, a waiver of any other provision whether similar or not. No single waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

     Section 14.13  Consequential Damages.  Notwithstanding any other provision
                    ---------------------
of this Agreement, in no event shall either Party be liable to the other Party for any special or consequential damages (including without limitation, loss of profits) suffered as a result of a breach of this Agreement or paid as a result of any and all claims, demands, suits, causes of action, proceedings, including any arbitration proceedings, judgments and liabilities, incurred or sustained by or against such other Party.

     Section 14.14  Insurance; Waiver of Subrogation.  Each Party shall maintain
                    --------------------------------
such insurance as required under the Ground Lease and the Purchase and Sale Agreement. Peoples and Elwood each hereby waive any and every claim for recovery from the other for any and all loss of or damage to their respective property, or to the contents thereof, which loss or damage is covered by valid and collectible physical damage insurance policies or would have been covered had the insurance policies required by this Agreement been in force, to the extent that such loss or damage is recoverable under said insurance policies. Inasmuch as this mutual waiver of subrogation will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company or any other person, Peoples and Elwood each agree to give to each insurance company which has issued, or in the future may issue its policies of physical damage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance coverage by reason of said waiver.

     Section 14.15  Third Parties.  Nothing in this Agreement, whether express
                    -------------
or implied, is intended to confer any rights or remedies on any persons other than the Parties hereto and their respective permitted successors and permitted assigns.

     Section 14.16  Counterparts.  This Agreement may be signed in any number of
                    ------------
counterparts and each counterpart shall represent a fully executed original as if signed by both Parties.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

                                        ELWOOD ENERGY LLC:

                                        By:   /s/ Ronald D. Usher
                                              ----------------------------------
                                              Ronald D. Usher
                                              General Manager

                                        THE PEOPLES GAS LIGHT AND COKE COMPANY

                                        By:   /s/ William E. Morrow
                                              ----------------------------------
                                              William E. Morrow
                                              Vice President

                          COMMON FACILITIES AGREEMENT
                                  EXHIBIT A-1
                                  -----------

                       LEGAL DESCRIPTION OF THE PROPERTY

THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER, ALSO THE EAST 99.00 FEET OF THE SOUTHWEST QUARTER OF THE NORTHEAST QUARTER, ALSO THE SOUTHEAST QUARTER EXCEPTING THAT PART DESCRIBED AS FOLLOWS: BEGINNING AT THE SOUTHEAST CORNER OF THE SAID SOUTHEAST QUARTER; THENCE SOUTH 90 DEGREES 00 MINUTES 00 SECONDS WEST 568.00 FEET, ALONG THE SOUTH LINE OF THE SAID SOUTHEAST QUARER; THENCE NORTH 00 DEGREES 26 MINUTES 48 SECONDS EAST 454.00 FEET, ALONG A LINE PARALLEL TO THE EAST LINE OF THE SAID SOUTHEAST QUARTER; THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS EAST 568.00 FEET, ALONG A LINE PARALLEL TO THE SAID SOUTH LINE OF THE SOUTHEAST QUARTER, TO THE SAID EAST LINE OF THE SOUTHEAST QUARTER; THENCE SOUTH 00 DEGREES 26 MINUTES 48 SECONDS WEST 454.00 FEET, ALONG THE SAID EAST LINE OF THE SOUTHEAST QUARTER, TO THE POINT OF BEGINNING, AND ALSO THE EAST HALF OF THE SOUTHWEST QUARTER EXCEPTING THEREFROM THAT PART DESCRIBED AS FOLLOWS: BEGINNING AT THE SOUTHWEST CORNER OF GOVERNMENT LOT 1 IN THE SAID SOUTHWEST QUARTER, SAID SOUTHWEST CORNER BEING 1428.22 FEET EAST (MEASURED ALONG THE SOUTHLINE OF THE SAID SOUTHWEST QUARTER) FROM THE SOUTHWEST CORNER; THENCE EAST ALONG THE SOUTH LINE OF SAID GOVERNMENT LOT 1, A DISTANCE OF 32.03 FEET; THENCE NORTH, PERPENDICULAR TO THE SAID SOUTH LINE OF GOVERNMENT LOT 1, A DISTANCE OF 2629.69 FEET, TO THE NORTH LINE OF SAID GOVERNMENT LOT 1; THENCE WEST ALONG THE SAID NORTH LINE OF GOVERNMENT LOT 1, A DISTANCE OF 4.06 FEET, TO THE NORTHWEST CORNER OF SAID GOVERNMENT LOT 1, SAID NORTHWEST CORNER OF GOVERNMENT LOT 1 BEING 1437.51 FEET EAST (MEASURED ALONG THE NORTH LINE OF THE SAID SOUTHWEST QUARTER) FROM THE NORTHWEST CORNER OF THE SAID WEST FRACTIONAL HALF OF THE SOUTHWEST QUARTER; THENCE SOUTH ALONG THE WEST LINE OF SAID GOVERNMENT LOT 1, A DISTANCE OF 2629.83 FEET, TO THE POINT OF BEGINNING ALL IN SECTION 7, TOWNSHIP 34 NORTH, RANGE 10 EAST OF THE THIRD PRINCIPAL MERIDIAN

EXCLUDING, HOWEVER:

THE EAST 33.00 FEET OF THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER AND THE EAST 33.00 FEET OF THE SOUTHEAST QUARTER EXCEPTING THE SOUTH 454.00 FEET THEREOF, ALL IN SECTION 7, TOWNSHIP 34 NORTH, RANGE 10 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN WILL COUNTY, ILLINOIS CONTAINING 2.645 ACRES MORE OF LESS.

                                  EXHIBIT A-2
                                  -----------

                       LEGAL DESCRIPTION OF THE PREMISES

THAT PART OF THE SOUTHEAST QUARTER OF SECTION 7, TOWNSHIP 34 NORTH, RANGE 10 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: COMMENCING AT THE SOUTHEAST CORNER OF THE SAID SOUTHEAST QUARTER; THENCE SOUTH 90 DEGREESS 00 MINUTES 00 SECONDS WEST 1202.35 FEET, ALONG THE SOUTH LINE OF SAID SOUTHEAST QUARTER, TO THE POINT OF BEGINNING; THENCE NORTH 00 DEGRESS 00 MINUTES 00 SECONDS EAST 454.00 FEET; THENCE SOUTH 90 DEGREES 00 MINUTES 00 SECONDS WEST
84.23 FEET; THENCE NORTH 00 DEGREES 00 MINUTES 00 SECONDS EAST 781.04 FEET; THENCE SOUTH 90 DEGREES 00 MINUTES 00 SECONDS WEST 80.00 FEET; THENCE NORTH 00 DEGREES 00 MINUTES 00 SECONDS EAST 402.23 FEET; THENCE SOUTH 90 DEGREES 00 MINUTES 00 SECONDS WEST 423.52 FEET; THENCE SOUTH 00 DEGREES 00 MINUTES 00 SECONDS WEST 113.03 FEET; THENCE SOUTH 02 DEGREES 35 MINUTES 36 SECONDS EAST
409.99 FEET; THENCE SOUTH 90 DEGREES 00 MINUTES 00 SECONDS WEST 42.00 FEET; THENCE SOUTH 00 DEGREES 00 MINUTES 00 SECONDS WEST 298.57 FEET; THENCE SOUTH 90 DEGREES 00 MINUTES 00 SECONDS WEST 100.73 FEET; THENCE SOUTH 00 DEGREES 00 MINUTES 00 SECONDS WEST 816.10 FEET, TO A POINT ON THE SAID SOUTH LINE OF THE SAID SOUTHEAST QUARTER; THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS EAST
711.93 FEET, ALONG THE SAID SOUTH LINE OF THE SOUTHEAST QUARTER, TO THE POINT OF BEGINNING, IN WILL COUNTY, ILLINOIS, CONTAINING 21.465 ACRES MORE OR LESS.

                          COMMON FACILITIES AGREEMENT
                                   APPENDIX A

                        NON-POTABLE SERVICE WATER SUPPLY
                        --------------------------------


1. Scope of Service: Peoples shall supply non-potable Service Water to Elwood under this Appendix A per the following specifications.

2. Quality: Untreated well water as provided by the existing Peoples Gas raw water system. (A representative water quality analysis for a typical sample of the well water is attached.)

3. Maximum Flow Rate:  200 gpm

4. Pressure: 100 - 140 psig

5. Point of Interconnection: The interconnection, including required valves, to be proposed by Elwood and subject to Peoples' review and approval, which shall not be unreasonably withheld or delayed.

6. Monthly Service Water Supply Fee:

   a. Deep well pump (250 kw, 700 gpm, 0.08c/kwh):  45c per 1000 gallons.
      27.5 gpm x 60 min/hr x 1000 hr x 4 units = 6.6 million gal.
      0.45/1000 x 6.6 million = $2,970/yr.
   b. Service water pump (115.5 kw, 110 gpm, 0.08c/kwh): $1.40 per 1000 gal
   c. Total electric: $1.85/1000 gal. For 6.6 million gal: $12,210/year or $1017.5/mo.
   d. Maintenance: $182.5/mo.
   e. Total:  $1200/mo.

Facilities owned by Peoples Gas and associated with supplying non-potable service water to Elwood Energy (These facilities are not to be considered exclusively dedicated to Elwood Energy.)

1. Two 700 gpm deep well pumps.
2. Three 740 gpm (at 140 psig discharge pressure) raw water pumps.
3. One 932,700 gallon raw water storage tank. Process Water capacity is approximately 180,000 gallons.

                          COMMON FACILITIES AGREEMENT
                                   APPENDIX B

                          FIRE PROTECTION WATER SUPPLY
                          ----------------------------


1. Scope of Service: Peoples shall supply Fire Protection Water to Elwood under this Appendix B per the following specifications.

2. Maximum Flowrate: Nominally 2500 gpm.

3. Pressure at Maximum Flowrate: Nominally 105 psig.

4. Pressure at Zero Flowrate: Nominally 120 psig

5. Storage Capacity: 750,000 gallons for the total PGL fire system.

6. Point of Interconnection: To be provided by Elwood and subject to Peoples' approval, which shall not be unreasonably withheld or delayed.

7. Monthly Fire Protection Water Supply Fee:

   a. 14 hp x .746kw/hp/.875 eff. x 730 hr/mo x $0.0757/kwh = $660/mo.
   b. Three years maint. on pumps = $11,000/36 mo. = $305/mo
   c. Total = $965/mo.

Facilities:
-----------
a. Two 2500 gpm (at 125 psig discharge pressure) fire water pumps. One is electric-motor driven (primary).
     One is diesel-engine driven (backup).

b. One 50 gpm (at nominally 120 psig) fire water jockey pump. (Used to maintain pressure under no load.

c.   One 500 kw diesel emergency generator.

d. One 932,700 gallon raw water tank. Fire water capacity of tank is approximately 750,000-800,000 gallons.

(These facilities are not to be considered exclusively dedicated to Elwood Energy.)

                          COMMON FACILITIES AGREEMENT
                                   APPENDIX C


                ACCEPTANCE AND DISPOSAL OF STORMWATER DISCHARGE


1. Scope of Service: Peoples shall accept and dispose of the discharge of Storm Water from the Facility under this Appendix C per the following specifications.

2. Maximum Flowrate into the Peoples Storm Water system: Storm Water discharge quantities shall not be monitored. Detention storage shall be designed and maintained in accordance with the Village of Elwood stormwater detention ordinances in effect at the time.

3. Contaminants: pH in range of 6 to 9, and otherwise in compliance with applicable Law.

4. Sampling Provisions: Elwood shall provide a sample point prior to the point where Storm Water from the Elwood Facility enters the Peoples Storm Water system for Peoples' use in obtaining grab samples.

5. Point of Interconnection: Points of Interconnection shall be as designated on the detention storage construction plans approved by the Village of Elwood for construction.

6. Monthly Storm Water Acceptance Fee: The fee is based on the cost of monthly monitoring and analysis of the Storm Water by a chemist. The cost will be shared equally by Peoples and Elwood. The initial charge to Elwood is $200 per month.

                          COMMON FACILITIES AGREEMENT
                                   APPENDIX D

                   ACCEPTANCE AND DISPOSAL OF BLOWDOWN WATER


1. Scope of Service: Peoples shall accept and dispose of the discharge of Blowdown Water from the Facility into Peoples' Storm Water discharge system in accordance with the Peoples Gas NPDES permit under this Appendix D per the following specifications.

2. Maximum Flowrate into the Peoples' Storm Water discharge system:  140 gpm

3. Contaminants:

   a. Chlorine (free): less than 0.5 mg/l
   b. Chromium:        less than 0.2 mg/l
   c. pH:              6 to 9
   d. Zinc:            less than 1.0 mg/l

4. Chemical treatment of inlet air cooler water:  None

5. Sampling Provisions: Elwood shall provide a sample point prior to the point where Blowdown Water from the Elwood Facility enters the Peoples' Storm Water discharge system for Peoples' use in obtaining grab samples.

5. Point of Interconnection: To be proposed by Elwood and approved by Peoples, which approval shall not be unreasonably withheld or delayed.

6. Monthly Blowdown Water Acceptance Fee: $187.5 per month
   150 hr/yr x $30/hr/12 mo. x 50% (Split cost)

                          COMMON FACILITIES AGREEMENT
                                   APPENDIX E


         OFFICE SPACE, RESTROOMS, SHOWERS, LOCKER ROOMS, WAREHOUSING
         -----------------------------------------------------------
                            AND MACHINE SHOP ACCESS
                           ------------------------

1. Scope of Services: Peoples shall allow Elwood to occupy certain office space, use certain restrooms, locker rooms, showers, warehouse space, machine shops, machine tools, and certain other ancillary facilities as listed in this Appendix E.

2. Description of the facility: The facility is a nominally 6000 SF space in the Contract Maintenance and Warehouse Building located adjacent to the northwest corner of the turbine site. The leased space includes one office, locker rooms, bath rooms, lunch room, and warehouse space. It has a truck dock and parking in front of the building.

3. Description of office: A 25 ft x 15 ft office on the north end of the building.

4. Description of locker rooms: The mens locker room (19 ft x 50 ft) contains 50 lockers and a four-shower head shower. The women's locker room (10 ft x 12 ft) contains five lockers and one shower stall.

5. Description of warehouse space: The warehouse space (94 ft x 39 ft) includes four work benches that will be used for testing welders at the job site.

6. Description of other ancillary facilities allowed: Access to the parking facilities in front of the building will be allowed.

7. Rental Fee for Access to Peoples Facilities:  $2500 per month ($5/SF/year)